Exhibit 99.1

NEWS RELEASE
Skyline Corporation 2520 By-Pass Road P.O. Box 743 Elkhart, Indiana 46515-0743 (574) 294-6521

Subject: THIRD QUARTER REPORT	Approved by: JON S. PILARSKI

ELKHART, INDIANA — APRIL 14, 2017

SKYLINE REPORTS THIRD QUARTER AND FIRST NINE MONTHS RESULTS

For the third quarter of fiscal 2017, Skyline Corporation (NYSE MKT: SKY) (“Skyline” or the “Corporation”) reported the following results:

•	Net sales from continuing operations of $51,640,000, an increase of 8.3% over net sales of $47,697,000 from continuing operations in the year ago quarter. In June 2016, Skyline commenced operation of a leased facility in Elkhart, Indiana which contributed $4,300,000 of net sales and incurred a loss of $323,000 in the current quarter.

•	Loss from continuing operations of $2,447,000 as compared to a loss of $514,000 from continuing operations in the third quarter of fiscal 2016. Operating results were adversely affected by increased manufacturing labor costs associated with hiring and training employees at facilities which are increasing production output. In addition, newly-hired, inexperienced employees contributed to an increase in higher workers’ compensation and warranty costs for the period.

•	No income or loss from discontinued operations as compared to a loss of $6,000 from discontinued operations in the third quarter of fiscal 2016.

•	Net loss of $2,447,000 or $0.29 per share as compared to a net loss of $520,000 or $0.06 per share in the third quarter of fiscal 2016.

For the first nine months of fiscal 2017, the Corporation reported the following results:

•	Net sales from continuing operations of $177,042,000, an increase of 14.1% over net sales of $155,123,000 from continuing operations in the year ago first three quarters. Net sales attributable to the Elkhart facility during this period were $10,554,000 while losses at the Elkhart operations were $1,605,000.

•

Losses from continuing operations of $2,298,000 as compared to income of $339,000 from continuing operations in the first nine months of fiscal 2016. Similar to the third quarter, operating results were adversely affected by increased manufacturing labor costs

NEWS RELEASE
Skyline Corporation 2520 By-Pass Road P.O. Box 743 Elkhart, Indiana 46515-0743 (574) 294-6521

Subject: THIRD QUARTER REPORT	Approved by: JON S. PILARSKI

associated with hiring and training employees at facilities which are increasing production output. In addition, newly-hired, inexperienced employees contributed to an increase in higher workers’ compensation costs for the period. Net income in the year ago first three quarters included a $250,000 payment on an account that had been previously reserved.

•	No income or loss from discontinued operations as compared to income of $13,000 from discontinued operations in the first nine months of fiscal 2016.

•	Net loss of $2,298,000 or $0.27 per share as compared to a net income of $352,000 or $0.04 per share in the first three quarters of fiscal 2016.

“While we are disappointed with our performance in the third quarter, our recent decision to close two underperforming plants will eliminate the persistent losses that they have incurred” said Richard W. Florea, President and Chief Executive Officer. “The closure of these facilities will permit us to reallocate resources to focus on improving the profitability of our remaining plants.”

Forward-Looking Statements

Information contained in this press release contains “forward-looking statements,” including but not limited to statements related to the suspension of operations at the Elkhart and Mansfield facilities and the effects of such action, which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, possible adverse consequences to the Corporation in connection with the suspension of operations at the facility, general business and economic conditions, and other factors, risks, and uncertainties contained in the Corporation’s other filings with the Securities and Exchange Commission. For a further list and description of such risks, see the reports and other filings made by the Corporation with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended May 31, 2016. The Corporation disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Skyline Corporation and Subsidiary Companies

Consolidated Balance Sheets

(Dollars in thousands)

	February 28, 2017	May 31, 2016
	(Unaudited)
Current Assets:
Cash	$5,232	$7,659
Accounts receivable	14,857	15,153
Inventories	13,619	11,381
Workers’ compensation security deposit	690	1,294
Other current assets	776	331

Total Current Assets	35,174	35,818

Property, Plant and Equipment, at Cost:
Land	2,996	2,996
Buildings and improvements	37,279	36,624
Machinery and equipment	17,364	16,977

	57,639	56,597
Less accumulated depreciation	45,690	44,952

	11,949	11,645

Other Assets	7,241	7,515

Total Assets	$54,364	$54,978

Current Liabilities:
Accounts payable, trade	$3,776	$3,921
Accrued salaries and wages	2,555	3,557
Accrued marketing programs	3,090	1,767
Accrued warranty	5,686	4,817
Customer deposits	1,664	1,521
Other accrued liabilities	2,918	2,448

Total Current Liabilities	19,689	18,031

Long-Term Liabilities:
Deferred compensation expense	4,921	5,002
Accrued warranty	2,500	2,500
Life insurance loans	4,312	4,312

Total Long-Term Liabilities	11,733	11,814

Shareholders’ Equity:
Common stock, $.0277 par value, 15,000,000 shares authorized; issued 11,217,144 shares	312	312
Additional paid-in capital	5,117	5,010
Retained earnings	83,257	85,555
Treasury stock, at cost, 2,825,900 shares	(65,744)	(65,744)

Total Shareholders’ Equity	22,942	25,133

Total Liabilities and Shareholders’ Equity	$54,364	$54,978

Skyline Corporation and Subsidiary Companies

Consolidated Statements of Operations

For the Three-Months and Nine-Months Ended February 28, 2017 and February 29, 2016

(Dollars in thousands, except share and per share amounts)

	Three-Months Ended		Nine-Months Ended
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
OPERATIONS
Net sales	$51,640	$47,697	$177,042	$155,123
Cost of sales	48,421	42,887	162,013	138,443

Gross profit	3,219	4,810	15,029	16,680
Selling and administrative expenses	5,581	5,246	17,070	16,105

Operating (loss) income	(2,362)	(436)	(2,041)	575
Interest expense	(85)	(78)	(257)	(236)

(Loss) income from continuing operations before income taxes	(2,447)	(514)	(2,298)	339
Income tax expense	—	—	—	—

(Loss) income from continuing operations	(2,447)	(514)	(2,298)	339
(Loss) income from discontinued operations,net of taxes	—	(6)	—	13

Net (loss) income	$(2,447)	$(520)	$(2,298)	$352

Basic and diluted (loss) income per share	$(.29)	$(.06)	$(.27)	$.04

Basic and diluted (loss) income per share from continuing operations	$(.29)	$(.06)	$(.27)	$.04

Basic and diluted (loss) income per share from discontinued operations	$—	$—	$—	$—

Weighted average number of common shares outstanding:
Basic	8,391,244	8,391,244	8,391,244	8,391,244

Diluted	8,391,244	8,391,244	8,391,244	8,391,244